UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
FIGS, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2024

May 9, 2024

Dear FIGS Stockholder,

The proxy statement for the 2024 Annual Meeting of Stockholders (the “Proxy Statement”) of FIGS, Inc. (the “Company”), to be held on June 5, 2024 (the “Annual Meeting”), was filed with the Securities and Exchange Commission on April 24, 2024. We are now issuing this supplement to our Proxy Statement (the “Supplement”), which should be read in conjunction with the Proxy Statement.

On May 3, 2024, following his approximately three years of service on the Board of Directors of the Company (the “Board”), Michael Soenen, a Class II Director, notified the Company of his resignation from the Board and all committees of the Board on which he serves, effective May 9, 2024 (the “Effective Date”). Mr. Soenen’s resignation was not a result of any disagreement with the Company, including on any matter relating to the Company’s operations, policies or practices. As recommended by the Nominating and Corporate Governance Committee of the Board, effective on the Effective Date, the Board has appointed (i) Mario Marte, an existing member of the Audit Committee of the Board (the “Audit Committee”), as Interim Chairperson of the Audit Committee, to fill the vacancy in the Chairperson position created by Mr. Soenen’s resignation, (ii) Jeffrey Wilke, an existing member of the Compensation Committee of the Board (the “Compensation Committee”), as Chairperson of the Compensation Committee, to fill the vacancy in the Chairperson position created by Mr. Soenen’s resignation and (iii) Kenneth Lin, an existing member of the Board, as Lead Independent Director of the Board, the position previously held by Mr. Soenen.

As a result of Mr. Soenen’s resignation, as of the Effective Date, the Company has eight directors on the Board.

Except as described in this Supplement, the information previously provided in the Proxy Statement continues to apply and should be considered in voting your shares.

Sincerely,
Catherine Spear
Chief Executive Officer and Director

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